Exhibit 8.2

Crowe Horwath LLP

Independent Member Crowe Horwath International

One Mid America Plaza, Suite 700 Post Office Box 3697

Oak Brook, Illinois 60522-3697

Tel 630.574.7878

Fax 630.574.1608

www.crowehorwath.com

April 13, 2011

Board of Directors

Home Federal Savings and Loan Association

1500 Carter Avenue

Ashland, Kentucky 41101

Re:	Kentucky Corporate Income Tax and Limited Liability Entity Tax Consequences Relating to Conversion of Home Federal Savings and Loan Association from a Federal Mutual Savings and Loan Association to a Federal Stock Savings and Loan Association

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to the Kentucky corporate income tax and limited liability entity tax (“LLET”) consequences of the proposed conversion (the “Conversion”), more fully described below in the Statement of Facts, pursuant to which Home Federal Savings and Loan Association (the “Association”) will convert from a federal mutual savings and loan association to a federal stock savings and loan association (“Stock Association”). All capitalized terms used in this letter shall have the meanings assigned to them in the Plan of Conversion adopted by the Association on December 21, 2010, as amended and restated on February 3, 2011 (the “Plan”).

Scope of Opinion

You have asked for our opinion on the Kentucky corporate income tax and LLET consequences of the planned conversion described in the facts below. We have not considered any non-income tax, or federal, local or foreign income tax consequences. We have also not considered Kentucky taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of Kentucky corporate income tax and LLET. We also express no opinion on non-tax issues such as corporate law or securities law matters. We express no opinion other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Board of Directors

Home Federal Savings and Loan Association

April 13, 2011

Statement of Facts

In rendering our opinion, we have relied upon the facts, information, assumptions and representations as contained in the Plan, as provided to us on April 11, 2011, including all exhibits attached thereto. We have assumed that these facts are complete and accurate and have not independently audited or otherwise verified any of these facts or assumptions. You have represented to us that we have been provided all of the facts necessary to render our opinion. A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion.

A brief, but not necessarily all-inclusive, summary of the Conversion is as follows:

You have provided us with a copy of the federal income tax opinion of the Conversion prepared by Luse Gorman Pomerenk & Schick, P.C., dated April 11, 2011 (the “Federal Tax Opinion”) in which they have opined that the Conversion will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Federal Tax Opinion provides that no gain or loss will be recognized by Stock Association on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Holding Company Conversion Stock pursuant to Code Section 1032(a).

The Association, a federal mutual savings and loan association organized under the laws of the United States of America, shall convert to a federal stock savings and loan association to be organized under the laws of the United States of America. In conjunction with the Conversion, all of the Association’s to-be-issued stock will be acquired by Poage Bankshares, Inc., a newly organized Maryland corporation (the “Holding Company”), and the Holding Company will issue shares of its voting common stock (“Holding Company Conversion Stock”), upon completion of the mutual-to-stock conversion of the Association, to persons purchasing such shares.

Opinion

Our opinion regarding the Kentucky corporate income tax and LLET consequences adopts and relies upon the facts, representations, assumptions, and conclusions as set forth in the Federal Tax Opinion and incorporates the capitalized terms contained in the Federal Tax Opinion. We have assumed that these facts are complete and accurate and have not independently audited or verified any of these facts or assumptions. Additionally, the Association has represented that all loans are made to “members” as the term is used in Kentucky Revised Statues Annotated (“KRS”) 141.040(1)(b) and 141.0401(6)(b) as of and subsequent to the date of the Conversion. Our opinion on the Kentucky corporate income tax and LLET consequences assumes that the final federal income tax consequences of the Conversion will be those as described in the Federal Tax Opinion. Based upon that information, we render the following opinion with respect to the Kentucky corporate income tax and LLET consequences of the Conversion:

Board of Directors

Home Federal Savings and Loan Association

April 13, 2011

The corporate income tax is imposed by KRS 141.040. The Limited Liability Entity Tax is imposed by KRS 141.0401. Each statute provides a specific exemption from the imposition of the tax on savings and loan associations organized under the laws of Kentucky and under the laws of the United States making loans to members only. Accordingly, the Association should not be subject to Kentucky corporate income tax and LLET before, and immediately after, the conversion. Our opinion is predicated on the Association’s representation that all loans are made to “members” as the term is used in KRS 141.040 and 141.0401 as of and subsequent to the date of the Conversion.

Limitations on Opinion

Our opinion is as of April 13, 2011 and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts, assumptions or representations occurring after this date. Our opinion is based solely upon our interpretation of the current Kentucky state tax law as of the date of this letter, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Further, no opinion is expressed under the provisions of any of the other sections of the Kentucky Revised Statutes, Administrative Regulations or Rulings which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Conversion which is not specifically covered by the opinion set forth above all of which are subject to change. If there is a change, including a change having retroactive effect, in the Kentucky state tax law or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for any such changes occurring after the date of this letter.

Our opinion is not binding on the Kentucky Department of Revenue (the “Department”), and there can be no assurance that the Department will not take a position contrary to the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Department would not prevail in a judicial proceeding.

The opinion expressed herein reflects our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. It is important, however, to note that litigation and other adversarial proceedings are frequently decided on the basis of such matters as negotiation and pragmatism upon the outcome of such potential litigation or other adversarial proceedings.

The opinion expressed herein reflects what we regard to be the material Kentucky corporate income tax and LLET effects to the Association and the Stock Association of the transaction as described herein; nevertheless, it is an opinion only and should not be taken as assurance of the ultimate tax treatment.

Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Kentucky corporate income tax and LLET

Board of Directors

Home Federal Savings and Loan Association

April 13, 2011

consequences and our Kentucky tax opinion may differ from what is contained herein. If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Kentucky corporate income tax and LLET consequences, if any. We have no responsibility to update this opinion for events, transactions, circumstances, or changes in any of the facts, assumptions or representations occurring after the date of this letter.

We understand that a copy of this opinion will be provided as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion, and Form H-(e)(1)S (the “Filings”) filed with the Office of Thrift Supervision with respect to the Conversion, as applicable. Except to the extent expressly permitted hereby, this opinion may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity without the prior written consent of this firm. Any such authorized party receiving a copy of this opinion must consult and rely upon the advice of (his/her/its) own counsel, accountant, or other adviser. This opinion is given solely for the benefit of the Association and the Stock Association, and may not be relied upon by any other party or referred to in any document without our express written consent.

Very truly yours,

/s/ Crowe Horwath LLP

Crowe Horwath LLP